Exhibit 10.1

VYOME THERAPEUTICS, INC.

PROMISSORY NOTE

$200,000	June 27, 2025

FOR VALUE RECEIVED, Vyome Therapeutics, Inc., a Delaware corporation (“Vyome”), promises to pay to the order of ReShape Lifesciences Inc., a Delaware corporation and its successors and assigns (“ReShape”), in lawful money of the United States of America and in immediately available funds, the principal sum of $200,000, together with interest thereon as set forth herein. Capitalized terms used but not otherwise defined in this Promissory Note (this “Note”) have the meanings given to them in the Agreement and Plan of Merger, dated July 8, 2025, by and among ReShape, Vyome and Raider Lifesciences Inc. (the “Merger Agreement”).

1.            Disbursements. ReShape will disburse $200,000 to Vyome on the date hereof.

2.            Use of Proceeds. Vyome shall use the proceeds from this Note solely for working capital purposes as well as legal, accounting and other expenses related to the Merger.

3.            Interest. The outstanding principal balance of this Note shall bear interest at the rate of 8.0% per annum based on a year consisting of 365 days for the number of days actually elapsed from the date of disbursement until paid in full pursuant to the terms hereof.

4.            Seniority and Security.

(a)            This Note is initially unsecured in all respects and ranks equal in right of payment to the convertible promissory notes issued by Vyome in the Concurrent Financing (the “Outstanding Convertible Notes

(b)            Notwithstanding Section 4(a), if the Merger Agreement is terminated by ReShape under Section 8.01(b)(iv) thereof (because the Concurrent Financing Agreements (as may be amended from time to time if agreed in writing by ReShape and Vyome) is not in full force and effect such that the Concurrent Financing shall not be consummated immediately following the Effective Time without the further satisfaction of any conditions) (the “Concurrent Financing Default”) then this Note will immediately, without any further action of Vyome or ReShape, become senior in right of payment to all other debt of Vyome, including the Outstanding Convertible Notes, and will become a secured obligation of Vyome as set forth in this Section 4(b), the terms of which are binding on Vyome as of the date of this Note, but will only become enforceable by ReShape if this Note becomes a secured obligation as set forth in the prior sentence. As security for the prompt payment and performance in full of all of Vyome’s obligations under this Note (and any extension, renewal, refinancing, reissuance, refunding or other modification thereof) when due (collectively the “Obligations”) and upon the occurrence of the Concurrent Financing Default, Vyome grants a security interest in all of Vyome’s right, title and interest in, to and under the following properties, assets and rights and in all similar properties, assets and rights that Vyome is deemed by law to have rights in or the power to convey rights in, in each case, wherever located, whether now owned or hereafter acquired or arising and whether governed by Article 9 of the Uniform Commercial Code of the State of Delaware (the “UCC”) or other law (the “Collateral”): all assets of the Company, including all accounts, chattel paper, commercial tort claims, deposit accounts, documents, general intangibles, goods (and accessions thereto), instruments, investment property, letter-of-credit rights, supporting obligations, intellectual property, patents, patent applications, trademarks, copyrights, licenses, and all products and proceeds of the foregoing. Vyome hereby authorizes ReShape to file in any applicable Uniform Commercial Code jurisdiction an initial financing statement and amendments thereto (a) that indicate the Collateral (i) as “all assets” of Vyome or words of similar effect, or (ii) as being of an equal or lesser scope or with greater detail than as set forth in this Note, and (b) containing any other information required by part 5 of Article 9 of the Uniform Commercial Code of Delaware for the sufficiency or filing office acceptance of any financing statement or amendment. Vyome shall upon (i) the request of ReShape and at ReShape’s option, take any action ReShape may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of ReShape to enforce, ReShape’s security interest in any and all of the Collateral including, executing and delivering, or causing to be executed and delivered, all such further instruments and documents, and obtaining third party consents to and providing further notice of the security interest granted hereunder and (ii) the acquisition of any commercial tort claim, letter-of-credit right, instrument, negotiable document, chattel paper, goods covered by certificate of title, intellectual property, investment property or deposit account, promptly notify ReShape of such acquisition and comply with clause (i) with respect to such Collateral.

ReShape shall have, in addition to the rights and remedies contained herein, in the Note and in any other instruments, documents or other agreements now or hereafter executed by Vyome and delivered to ReShape in connection with the Note, all of the rights and remedies of a secured party under the UCC, under other applicable law and in equity, and all of such rights and remedies are cumulative and may be exercised singularly, alternatively, successively or concurrently and at such times as ReShape deems expedient.

Vyome grants ReShape the power to take any action it deems necessary to protect its interest in the Collateral but ReShape shall have no duty to exercise such power. ReShape’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under UCC Section 9-207 or otherwise, will be to deal with such Collateral in the same manner as ReShape deals with similar property for its own account. Notwithstanding the foregoing, ReShape agrees not to create a security interest for the benefit of its creditors in any Collateral in its possession or control. Any sale or other disposition of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies or other financial institutions in the city and state where ReShape is located in disposing of property similar to the Collateral shall be deemed to be commercially reasonable; provided, it is not commercially unreasonable for ReShape to decline to provide credit to any potential purchaser of the Collateral in connection with ReShape’s disposition of the Collateral. ReShape shall give Vyome at least 10 days’ prior written notice of the date, time and place of any public sale of Collateral or of the date after which any private sale or any other intended disposition of Collateral is to be made. Because interest accrues on the Obligations, Vyome hereby acknowledges that 10 days’ prior written notice of such sale or sales is reasonable notice. For the purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; ReShape shall be free to carry out such sale pursuant to such agreement and Vyome shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after ReShape shall have entered into such an agreement, all Events of Default are remedied and the Obligations are paid in full.

5.            Prepayment. Vyome may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding balance due under this Note.

6.            Maturity. The aggregate unpaid principal amount under this Note and all accrued unpaid interest will be due and payable on September 30, 2025 (the “Maturity Date”). If the Merger is completed prior to the Maturity Date, then Vyome will not be required to repay the amounts outstanding under this Note, but the aggregate amount of unpaid principal and interest under this Note will then be counted as ReShape Net Cash under the Merger Agreement.

7.            Events of Default and Acceleration. Upon notice by ReShape of the occurrence of any of the following events of default (each, an “Event of Default”), the then outstanding principal amount of this Note and interest due to ReShape hereunder upon written notice thereof shall become immediately due and the Note, including all accrued interest, shall be immediately due and payable:

(a)            Vyome fails to make any payment due and payable under this Note;

(b)            any of Vyome’s covenants, representations or warranties contained in the Merger Agreement shall have been materially breached;

(c)            any event occurs that permits any of Vyome’s other creditors to accelerate the maturity of Vyome’s indebtedness; or

(d)            Vyome shall generally fail to pay or admit in writing its inability to pay its debts as they become due; or Vyome shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for itself or any of its property, or make a general assignment composition, or similar device for the benefit of its creditors; or a trustee, receiver or other custodian shall otherwise be appointed for Vyome or any of its assets; an attachment or receivership of assets or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced by or against Vyome; or Vyome shall take any corporate action to authorize, or in furtherance of, any of the foregoing, if such order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

8.            Remedies. The remedies of ReShape as provided herein shall be cumulative and concurrent with all other remedies provided by law or in equity and may be pursued singly, successively or together at the sole direction of ReShape and may be exercised as often as occasion therefor shall arise. No act or omission or commission by ReShape, including specifically any failure to exercise any right, remedy or recourse, shall be deemed a waiver or release of the same, such waiver or release to be effective only as set forth in a written document executed by ReShape and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

9.            Termination Fee Under Merger Agreement. The parties hereby agree that if ReShape is required to pay the Termination Fee in accordance with the terms of the Merger Agreement, that the amount of the Termination Fee will be equal to $1,000,000 minus the total amount of outstanding principal and interest under this Note and under the Promissory Note, dated April 15, 2025, between the parties.

10.            Representations of Vyome. Vyome hereby represents and warrants on and as of the date hereof that: (i) Vyome has the requisite power and authority to execute, deliver and perform its obligations under this Note, and Vyome has taken all necessary action to authorize the same, and such execution, delivery and performance do not violate or contravene, or result in a breach or violation of, or constitute a default under, its organizational documents or any law, regulation, agreement, writ, order or enforceable contractual restriction applicable to or binding upon it or any of its assets, and will not result in any lien upon any assets of Vyome (other than the lien created hereunder); and (ii) this Note has been duly executed and delivered, and constitutes the legal, valid and binding obligation of Vyome, enforceable against Vyome in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11.            Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered as set forth in Section 9.10 of the Merger Agreement.

12.            Attorney’s Fees. If the principal and interest under this Note are not paid when due, whether or not collection is initiated by the prosecution of any suit, or by any other judicial proceeding, or this Note is placed in the hands of an attorney for collection, Vyome shall pay, in addition to all other amounts owing hereunder, all court costs and reasonable attorney’s fees incurred by ReShape in connection therewith.

13.            Waiver and Consent. Vyome hereby waives presentment for payment, notice of nonpayment, protest, notice of protest and all other notices, filing of suit and diligence in collecting the amounts due under this Note and agrees that ReShape shall not be required first to initiate any suit or exhaust its remedies against any other person or parties in order to enforce payment of this Note.

14.            Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws provisions. Any legal action or proceeding with respect to this Note may be brought in the courts of the State of Delaware or in the federal courts located in the State of Delaware and, by execution and delivery of this Note, Vyome hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

15.            Maximum Rate of Interest. All agreements between Vyome and ReShape are hereby expressly limited so that in no event will the rate of interest charged or agreed to be charged by ReShape for the use, forbearance, loaning or detention of such indebtedness exceed the maximum permissible interest rate under applicable law (the “Maximum Rate”). If for any reason, the interest rate applied exceeds the Maximum Rate, then the interest rate will automatically be reduced to the Maximum Rate. If ReShape receives interest at a rate exceeding the Maximum Rate, the amount of interest received in excess of the maximum amount receivable will be applied to the reduction of the outstanding principal balance under this Note and not to the payment of interest thereunder.

16.            Miscellaneous Provisions. This Note shall be binding on the successors and assigns of Vyome and inure to the benefit of ReShape, its successors, endorsees and assigns. Vyome shall not assign this Note without the prior written consent of ReShape, and any such assignment.. If any terms or provisions of this Note are deemed invalid, the validity of all other terms and provisions hereof shall in no way be affected thereby. This Note may not be changed orally, but only by an agreement in writing and signed by ReShape and Vyome.

IN WITNESS WHEREOF, Vyome and ReShape have executed this Promissory Note as of the date first written above.

VYOME THERAPEUTICS, INC.

By:	/s/ Venkat Nelabhotla
Name:	Venkat Nelabhotla
Title:	President and Chief Executive Officer

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Name:	Paul F. Hickey
Title:	President and Chief Executive Officer